1
NEWS RELEASE
EVEREST RE GROUP,

LTD.
Seon Place, 141 Front Street, 4
th

Floor, Hamilton HM 19, Bermuda
Contacts
Media: Dawn Lauer

Investors: Matt Rohrmann
Chief Communications Officer

Head of Investor Relations
Everest Global Services, Inc.

Everest Global Services, Inc.
908.300.7670

908.604.7343
Everest Announces Preliminary Impact of Third Quarter 2022 Catastrophe Events

HAMILTON,

Bermuda

--

(BUSINESS

WIRE)

–

October

19,

2022

–

Everest

Re

Group,

Ltd.

(“Everest” or

the
“Company”) (NYSE:RE)

announced

today

preliminary third

quarter

2022

catastrophe losses

in

advance

of

its

full
quarterly

earnings

to be

released

on October

26, 2022.
●
Everest is estimating

total pre-tax net catastrophe

losses of $730 million

for the third quarter

2022 as detailed in
the table

below.

All amounts

are net

of estimated

recoveries

and reinstatement

premiums

o
For

Hurricane Ian,

Everest’s loss

estimate is

based

on

insured industry

losses of

approximately $55
billion,

driven

in part

by the

significant

social

inflation

in Florida
o
For

all other

global catastrophe events, Everest’s

loss estimate

is

based on

insured industry losses of
approximately

$15 billion
Amounts in USD (millions)
Reinsurance
Segment
Insurance
Segment Event Totals
Hurricane Ian $500 $100 $600
All Other Events 120 10 $130
Segment Totals $620 $110 $730
“Our thoughts are with those

impacted by the severe weather

events across the globe. We

are dedicated to supporting
our customers in

their time of

need,” said Juan

C. Andrade, President

and CEO of

Everest Re Group.

“Hurricane Ian
is

likely

to

be

the

second

largest

hurricane

driven

industry

loss

in

U.S.

history.

Everest’s

focused

execution

of

its
diversification strategy combined with our underwriting discipline,

has mitigated our total exposure to

approximately 1% of our currently estimated

Hurricane Ian industry loss with our reinsurance

division expected to be
less than 1%.”

About Everest Re Group, Ltd.
Everest

Re

Group,

Ltd.

is

a

leading

global

provider

of

reinsurance

and

insurance,

operating

for

close

to

50

years
through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda,

and other territories.
Everest offers property,

casualty, and specialty products through its various

operating affiliates located in key markets
around the world.
Everest common stock (NYSE:RE) is a component of the S&P 500 index.
Additional

information

about

Everest,

our

people,

and

our

products

can

be

found

on

our

website

at
www.everestre.com. All issuing companies may not do business in all jurisdictions.
This

news

release

contains

forward-looking

statements

within

the

meaning

of

the

U.S.

federal

securities

laws.

We
intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the

U.S. Federal

securities laws.

These statements

involve risks

and uncertainties

that could

cause actual

results

to
differ materially

from

those contained

in forward

-looking statements

made on

behalf of

the Company,

including the
expected

closing

and

use

of

proceeds

from

the

debt

offering.

These

risks

and

uncertainties

include

the

impact

of
general

economic

conditions

and

conditions

affecting the

insurance

and

reinsurance

industry,

the

adequacy

of

our
reserves, our ability

to assess underwriting risk, trends

in rates for property

and casualty insurance and reinsurance,
competition, investment

market and

investment income

fluctuations, trends

in insured

and paid

losses, catastrophes,
pandemic losses, regulatory

and legal uncertainties and

other factors described in

our latest Annual Report

on Form
10-K.

Everest

undertakes

no

obligation

to

publicly

update

or

revise

any

forward-looking

statements,

whether

as

a
result of new information, future events or otherwise.